UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

E. I. du Pont de Nemours and Company

(Name of Registrant as Specified In Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Strategic Investment Fund, L.P.

Trian Partners Strategic Investment Fund II, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund (ERISA), L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian SPV (SUB) VIII, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Fund (Sub)-G II, L.P.

Nelson Peltz

Peter W. May

Edward P. Garden

John H. Myers

Arthur B. Winkleblack

Robert J. Zatta

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4)	Date Filed:

Representatives of Trian Fund Management, L.P. (“Trian”) have, and may from time to time in the future, communicate with stockholders of E.I. du Pont de Nemours and Company (the “Company”) by way of one or more of the following messages or a message substantially similar to the following, which have, and may from time to time in the future, be accompanied by the open letter to stockholders that was filed with the Securities and Exchange Commission (the “SEC”) on May 6, 2015:

Message 1

XXX,

I am reaching out to inquire if you and/or your colleagues would like to discuss DuPont in the next few days as we approach the company’s May 13, 2015 Annual Meeting. Please see the attached open letter to stockholders that Trian issued this morning.

As you may know, Trian is seeking minority board representation at DuPont to help address the company’s long-term operating underperformance.  Trian is one of the largest stockholders of DuPont with a beneficial ownership of approximately $1.8 billion. Trian has a track record of adding value in the boardroom, and we believe our four highly qualified nominees have the experience, skills, passion, and independent insight needed to help make DuPont GREAT again. All three leading U.S. proxy advisory firms, ISS, Glass Lewis, and Egan-Jones, agree with us that change is needed at DuPont and that Trian brings the ownership mentality necessary to drive meaningful change and long-term value creation.

Please call me at any time (XXX) or email (XXX). Thank you kindly for your consideration.

Sincerely,

XXX

P.S. If you have any specific questions about how to vote, please call our proxy advisor, MacKenzie Partners at 800 322 2885.

Message 2

XXX,

I am reaching out to inquire if you and/or your colleagues would like to discuss DuPont in the next few days as we approach the company’s May 13, 2015 Annual Meeting. Please see the attached open letter to stockholders that Trian issued this morning.

As you may know, Trian is seeking minority board representation at DuPont to help address the company’s long-term operating underperformance.  Trian is one of the largest stockholders of DuPont with a beneficial ownership of approximately $1.8 billion. Trian has a track record of adding value in the boardroom, and we believe our four highly qualified nominees have the experience, skills, passion, and independent insight needed to help make DuPont GREAT again. All three leading proxy advisory firms, ISS, Glass Lewis, and Egan-Jones, agree with us that change is needed at DuPont and have recommended that stockholders vote the GOLD proxy card. Egan-Jones has recommended FOR all four Trian nominees—Nelson Peltz, John H. Myers, Arthur Winkleblack and Robert Zatta, ISS has recommended for Nelson Peltz and John Myers and Glass Lewis has recommended for Nelson Peltz.

Please call me at any time (XXX) or email (XXX). Thank you kindly for your consideration.

Sincerely,

XXX

P.S. If you have any specific questions about how to vote, please call our proxy advisor, MacKenzie Partners at 800 322 2885.

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Additional Information

Trian and the investment funds that it manages that hold shares of the Company (collectively, Trian with such funds, “Trian Partners”), together with other Participants (as defined below), filed a definitive proxy statement and an accompanying proxy card with the SEC on March 25, 2015 to be used to solicit proxies in connection with the 2015 Annual Meeting of Stockholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2015 Annual Meeting”). Information relating to the participants in such proxy solicitation (the “Participants”) has been included in that definitive proxy statement and in any other amendments to that definitive proxy statement. Stockholders are advised to read the definitive proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the 2015 Annual Meeting because they contain important information, including additional information relating to the Participants. Trian Partners’ definitive proxy statement and a form of proxy have been mailed to stockholders of the Company. These materials and other materials filed by Trian Partners in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Trian Partners with the SEC are also available, without charge, by directing a request to Trian’s proxy solicitor, MacKenzie Partners, Inc. 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885) or email: proxy@mackenziepartners.com.

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